Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES EARLY TENDER
RESULTS OF OFFER TO PURCHASE AND EARLY ACCEPTANCE
OF 5.40% SENIOR NOTES DUE 2014
     DAYTONA BEACH, Fla. — October 25, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced today that, as of 5:00 p.m. (EDT) on Friday, October 22, 2010 (the “Early Tender Deadline”), $62,935,000 aggregate principal amount of notes have been validly tendered, and not validly withdrawn by 5:00 p.m. (EDT) on Friday, October 22, 2010 (the “Withdrawal Deadline”), in connection with its previously announced cash tender offer to purchase up to $100,000,000 aggregate principal amount (the “Tender Cap”) of its outstanding 5.40% senior notes due 2014 (the “Notes”) (CUSIP No. 460335AF9 and ISIN No. US335AF96).
     Holders who validly tendered their Notes at or prior to the Early Tender Deadline, and did not validly withdraw their Notes at or prior to the Withdrawal Deadline, will receive $1,095, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $30 per $1,000 of Notes accepted for payment.
     Because we are offering to purchase $100,000,000, or 66.6%, of the $150,000,000 aggregate principal amount of the Notes outstanding, on the early settlement date we are limited to accepting 66.6%, or approximately $41.9 million aggregate principal amount, of the Notes tendered at or prior to the Early Tender Deadline. In addition to the consideration described above, accrued and unpaid interest up to, but not including, the early settlement date will be paid in cash on all validly tendered and accepted Notes. Subject to the satisfaction or waiver by us of
-More-

ISC ANNOUNCES EARLY TENDER RESULTS	PAGE 2
conditions to the offer, we expect that the Early Settlement Date will be on or before Wednesday, October 27, 2010.
     The tender offer is scheduled to expire at 8:00 a.m. (EDT) on Monday, November 8, 2010, unless extended (the “Expiration Time”). Promptly following the Expiration Time, ISC will accept for purchase a minimum of 66.6% of any Notes tendered after the Early Tender Deadline and on or prior to the Expiration Time. In addition, on such date ISC will accept for purchase any remaining Notes tendered but not purchased, subject to the Tender Cap and proration procedures described in the Offer to Purchase, dated October 8, 2010 (the “Offer to Purchase”).
     ISC may amend, extend or, subject to certain conditions, terminate the tender offer. The Offer to Purchase and the related Letter of Transmittal set forth a complete description of the terms and conditions of the tender offer. Holders are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Offer. The Offer to Purchase and related Letter of Transmittal were distributed to holders beginning October 8, 2010.
     Banc of America Securities LLC is serving as the dealer manager for the Offer. Questions about the Offer should be directed to Banc of America Securities LLC, toll-free at (888) 292-0070 or (980) 388-9217 (collect), attention: Debt Advisory Services. The information agent for the Offer is Global Bondholder Services Corporation. Requests for additional sets of the Offer materials may be directed to Global Bondholder Services Corporation, by calling toll-free at (866) 488-1500 or (212) 430-3774 (collect) for banks and brokers.
     This press release is not an offer to purchase or a solicitation for consent in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction. The Offer is only made pursuant to the terms of the Offer to Purchase dated October 8, 2010.
     ISC promotes major motorsports events in every month of the racing season — more than any other motorsports promoter. Collectively, ISC’s 13 facilities promote well over 100

ISC ANNOUNCES EARLY TENDER RESULTS	PAGE 3
motorsports events during the racing season, which includes 46 premier NASCAR (National Association for Stock Car Auto Racing) national series events.
•	Daytona International Speedway® in Florida

•	Talladega Superspeedway® in Alabama

•	Michigan International Speedway® located outside Detroit

•	Richmond International Raceway® in Virginia

•	Auto Club Speedway of Southern CaliforniaSM near Los Angeles

•	Kansas Speedway® in Kansas City, Kansas

•	Phoenix International Raceway® in Arizona

•	Chicagoland Speedway® near Chicago, Illinois

•	Route 66 RacewaySM near Chicago, Illinois

•	Homestead-Miami SpeedwaySM in Florida

•	Martinsville Speedway® in Virginia

•	Darlington Raceway® in South Carolina

•	Watkins Glen International® in New York
     ISC also promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     In addition to motorsports facilities, ISC owns and operates MRN Radio, the nation’s largest independent sports radio network; Daytona 500 Experience, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida and the official attraction of NASCAR; and, Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales.
     NASCAR is the most prominent sanctioning body in stock car racing, based on such factors as geographic presence, number of members and sanctioned events. ISC derives almost 90 percent of its revenues from NASCAR-sanctioned racing events.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, ISC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions,

ISC ANNOUNCES EARLY TENDER RESULTS	PAGE 4
which involve risks and uncertainties. ISC previously disclosed in response to Item 1A to Part I of its report on Form 10-K for the fiscal year ended November 30, 2009 certain important factors that could cause its actual results to differ from expectations. These forward-looking statements are made only as of the date thereof, and ISC undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
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